EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
July 8, 2004	Robert L. Schumacher at (276) 326-9000

First Community Bancshares Inc. Announces Termination of Stock Purchase Agreement
on its Mortgage Bank Subsidiary

     Bluefield, VA – July 8, 2004 – First Community Bancshares Inc. (Nasdaq: FCBC) announced today that it had terminated its previously announced agreement to sell its United First Mortgage subsidiary to certain members of UFM’s management. John M. Mendez, President and Chief Executive Officer, indicated that “the Company will continue to evaluate its options and alternatives regarding the operation of the UFM subsidiary.” Mr. Mendez indicated that based on the termination of the announced UFM transaction, the Company intended to take a further impairment charge on all remaining mortgage segment goodwill in the June 2004 quarter of approximately $933,000. Mendez also indicated that a major restructuring had taken place and that steps are in motion to significantly downsize the mortgage company and eliminate the wholesale portion of the business.

     The Company, headquartered in Bluefield, Virginia, recently completed its acquisition of PCB Bancorp, Inc., a Tennessee-chartered bank holding company (“PCB Bancorp”) along with its subsidiary bank, Peoples Community Bank which operates six full-service offices located in Johnson City, Kingsport and the surrounding areas of Washington and Sullivan Counties in East Tennessee. The acquisition brought the Company’s assets to $1.9 billion and expanded First Community Bank’s commercial banking operations into East Tennessee, the Company’s first entry into the Tennessee market. With the addition of the PCB Bancorp locations, the Company currently operates through 55 offices in the four-state region of Virginia, North Carolina, Tennessee, and West Virginia and two trust and investment management offices. First Community Bank is also the parent company of Stone Capital Management, Inc., an SEC registered investment advisory firm.

DISCLAIMER

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions, the success of the business combination as planned by the parties, the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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